EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Reports Full Compliance
with AMEX Listing Standards

Colorado Springs, CO – November 9, 2006 — Westmoreland Coal Company (AMEX:WLB) reported today that the staff of the American Stock Exchange has confirmed that with the filing of the Forms 10-Q for the first and second quarters of 2006 on September 6, 2006, the Company has fully resolved all continued listing deficiencies, and is in compliance with the American Stock Exchange listing standards.

Christopher K. Seglem, Westmoreland’s Chairman, President and CEO, said: “I want to acknowledge and thank the American Stock Exchange for its support and cooperation. We recognize the importance to our shareholders of our stock continuing to trade, without interruption.”

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina, an interest in a natural gas-fired power plant in Colorado, and the operation of four power plants in Virginia. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

###

Contact: Diane Jones (719) 442-2600